Execution Version

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (this “Agreement ”), dated as of December 21, 2008, is hereby entered into by and between FBR Capital Markets Corporation, a Virginia corporation with its principal place of business at 1001 19th Street North, Arlington, VA 22909 (the “Company ”), and Eric F. Billings, an individual residing at the address set forth on the signature page hereof (the “Director ”).

WHEREAS, the Director currently serves as the Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board ”); and

WHEREAS, notwithstanding the Director’s retirement as the Chief Executive Officer of the Company on the Effective Date (as hereinafter defined), the Director and the Company desire that the Director continue to serve as the Chairman of the Board, and the Company desires to provide to the Director certain payments and benefits in exchange for additional services to be performed for the Company by the Director.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

  1.      Effectiveness . This Agreement shall be effective as of January 1, 2009 (the “Effective Date ”).

2.	Position and Duties . Notwithstanding his retirement as Chief Executive Officer and an employee of the Company on the Effective Date, the parties hereto agree and acknowledge that they intend that the Director continue to be Chairman of the Company’s Board of Directors (the “Board ”) following the Effective Date. Through December 31, 2011, the Company will nominate the Director for election to the Board; the Director’s election to the Board, however, shall be subject to shareholder approval, and the Director’s service as Chairman of the Board will be subject to the Company’s charter, by-laws and other applicable requirements, without restriction or liability based on this Agreement. As Chairman of the Board and/or a member of the Board, the Director will have the duties and responsibilities customary for such position.

3.	Remuneration.

(a)      Chairman’s Fees . While serving on the Board through December 31, 2011, the Director will receive an annual director fee of $400,000 (the “Chairman’s Fee ”). The Chairman’s Fee shall be paid at the same time and in the same form as the fees paid to other Board members generally, and in no event shall be paid later than March 15 of the calendar year following the calendar year for which the Director earned the Chairman’s Fees.

(b)      Bonus . While serving on the Board through December 31, 2011, the Director will be eligible to receive a bonus for each calendar year commencing in the year in which the Effective Date occurs, as follows:

i.      For 2009, in consideration of the Director’s ongoing active involvement in the crucial business development and relationship management aspects of the Company’ s business, the Director shall receive a minimum bonus of        $1,500,000 based on activity-based performance metrics agreed upon between the Director and the Company’s Chief Executive Officer, Richard Hendrix, in January, 2009.

ii.	For each of 2010 and 2011, the Director shall be eligible to receive a discretionary bonus based on the Director’s actual performance and the Company’s actual performance, as determined by the Company’s Chief Executive Officer in consultation with the Compensation Committee of the Board.

iii.	The bonus paid pursuant to Section 3(b)(i) and any bonus pursuant to Section 3(b)(ii) shall be provided to the Director on the same terms and in the same form as the annual bonuses paid to the Company’s Executive Committee members under the Company’s Annual Incentive Compensation Program (including the deferral percentages provided pursuant to the Deferral Program and any clawback policy for equity awards, to the extent such policy is adopted to apply to Board members) generally and, shall, except as provided below, be paid or granted no later than March 15 of the calendar year following the calendar year for which the applicable bonus is awarded ; to the extent adopted by the Company, any bonus amount deferred into Company equity pursuant to any Company deferral plan or program shall vest subject to the Director’s compliance with the restrictive covenants described in Section 3 of the Retirement Agreement between the Company and the Director dated as of the date of this Agreement (the “Retirement Agreement ”) , provided, however, that any such equity awards that are then unvested shall (x) vest in full and be settled immediately upon the Director ’s death and (y) vest in full upon the occurrence of a “Change in Control” (as defined in the Retirement Agreement) and (1) be settled immediately upon such Change in Control in the event it is a “change in control event” within the meaning of Section 409A of the Code or (2) be settled in accordance with its terms in the event such Change in Control is not a “change in control event” within the meaning of Section 409A of the Code.

(c)      No Other Remuneration . While serving on the Board through December 31, 2011, the Director shall not be entitled to any remuneration under this Agreement except as set forth in this Section 3, or as otherwise provided to members of the Board generally, provided that such other remuneration shall be provided only to the extent that it does not result in any duplication of the remuneration or benefits provided under this Agreement, and shall specifically exclude any equity awards granted solely in respect of the Director’s service as a non-employee Board member.

4.      Other Terms . The Director will be subject to all terms and conditions applicable to outside directors of the Company (including the terms and form of payment of director compensation and indemnification, D&O insurance and expense reimbursement policies); provided, however, that, the Director will be entitled to reimbursement for all reasonable expenses incurred by the Director in accordance with the policies and practices of the Company as in effect from time to time for members of its Executive Committee; provided, further, however , that to the extent the Board adopts any policy restricting competitive activities of Board members (and to the extent that such policy expands such restrictions beyond those prescribed by the Company’s charter, by-laws and other applicable law), the non-competition covenant provided in Section 3(b) of the Retirement Agreement shall be the sole covenants pertaining to such activities.

5.	Termination.

(a)      The Director may terminate this Agreement at any time for any reason with an advance notice of at least sixty (60) days given in writing and delivered to the Company at the address provided herein. This Agreement will terminate automatically upon the Director’s death or disability. In addition, the Company may terminate this Agreement prior to January 1, 2012 only in the event of the Director’s (i) breach of the covenants in Sections 3 or 4 of the Retirement Agreement or (ii) conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct, but only if the Board reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect the Company’s business or reputation), or any crime involving the Company.

(b)	Within sixty (60) days of termination of this Agreement for any reason, the Company will pay to the Director, in the form of a lump sum amount, any accrued but unpaid Chairman’s Fees, bonuses for completed years that remain unpaid as of the date of termination, or reimbursable expenses, to the extent not theretofore paid. Other than with respect to the foregoing sentence, neither party shall have any liabilities to the other party with respect to or in connection with such termination. For purposes of this Section 5, “disability” shall have the meaning as provided in the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive twelve-month period.

6.      Independent Contractor . The Director shall be an independent contractor from and after the Effective Date, and will not be deemed an employee of the Company for any purposes, including for purposes of employee benefits, income tax withholding, FICA taxes, unemployment benefits or any other purpose. In addition, this Agreement shall not entitle the Director to receive from the Company any employee benefits or reimbursements with respect thereto, except those employee benefits or reimbursements as are received by other members of the Board.

7.	Section 409A . Th is Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A ”) or an exemption and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of service under this Agreement, if any, may only be made upon a “separation from service” as determined under Section 409A (a “Separation from Service ”). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Director, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. If (i) the Director is a “specified employee” (as defined in Section 409A) at the time his service as a Director of the Company terminates, (ii) the payment constitutes deferred compensation that is subject to Section 409A, and (iii) the payment is due on account of the Director’s Separation from Service for a reason other than the Director’s death or because the Director is “disabled” (within the meaning of Section 409A), then such payments shall be made, together with interest at the applicable federal rate, on first business day of the seventh (7th) month after the Director’s Separation from Service.

8.	Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Director and the Company (or its affiliates, where applicable) shall be submitted to arbitration in the Washington, D.C. area in accordance with Virginia law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Director and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

9.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile or electronic transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Company, to:

FBR Capital Markets Corporation
1001 19th Street North
Arlington, VA 22209
Attention: General Counsel

If to the Director, to the address last set forth on the records of the Company.

Any such person may by written notice given in accordance with this Section 9 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

10.      Entire Agreement . This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No prior or contemporaneous agreements were reached or entered between the parties, other than the Retirement Agreement.

11.	Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.	Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

13.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Director) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however , that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

14.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

15.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FBR CAPITAL MARKETS CORPORATION

/s/ Arthur J. Reimers

By: Arthur J. Reimers, Lead Director

DIRECTOR

/s/ Eric F. Billings

     Eric F. Billings